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                                                                    EXHIBIT 10.1


                        TOUR TITLE SPONSORSHIP AGREEMENT


This agreement ("Agreement"), dated as of June 2000, is entered into by and between Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California 90670-5569, Attn: Craig E. Gosselin, Esq. ("Sponsor"), on the one hand, and C.C.R.L., LLC, c/o Codikow, Carroll, Guido & Groffman, LLP, 9113 Sunset Boulevard, Los Angeles, California 90069, Attn: David Codikow, Esq. (together, "Company"), and concerns Sponsor's title sponsorship of the musical touring festival known (during the Term and throughout the Territory) as "The Vans Warped Tour" ("Tour").


     1. TERRITORY. Except as otherwise noted herein, the territory of this Agreement shall be North America ("Territory").


     2. TERM. The initial period of this Agreement ("Initial Period") shall commence as of the date hereof, and end upon the conclusion of the North American Leg of the 2000 Tour. Sponsor shall have two (2) separate, consecutive, and irrevocable options ("Options"), each to extend the Term for an additional period on the same terms and conditions applicable to the Initial Period except as otherwise set forth herein ("Option Periods"). The Initial Period and each Option Period, if any, are collectively referred to herein as the "Term". Sponsor may exercise an Option by sending Company written notice of such exercise any time prior to the October 15th immediately following expiration of the most recent Period. Each Option Period, if any, shall commence upon the later of: (a) expiration of the then-current Period, or (b) Sponsor's exercise of its Option in respect of the applicable Option Period, and shall end upon the conclusion of the North American Leg of the Tour conducted during such Option Period.


     3. SPONSORSHIP FEE.

          (a) In respect of the Initial Period, Sponsor shall pay a sponsorship fee of Five Hundred Thousand Dollars ($500,000.00), as follows:

               (i) One Hundred Fifty Thousand Dollars ($150,000.00) on or before April 1, 2000 (payment which is hereby acknowledged by Company);

               (ii) One Hundred Fifty Thousand Dollars ($150,000.00) on or before May 15, 2000 (payment of which is hereby acknowledged by Company); and

               (iii) Two Hundred Thousand Dollars ($200,000.00) on or before
                     July 1, 2000.




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          (b) In respect of the First Option Period, if any, Sponsor shall pay a sponsorship fee of Five Hundred Fifty Thousand Dollars ($550,000.00), as follows:

               (i) Two Hundred Thousand Dollars ($200,000.00) on or before February 1, 2001;

               (ii) Two Hundred Thousand Dollars ($200,000.00) on or before April 15, 2001; and

               (iii) One Hundred Fifty Thousand Dollars ($150,000.00) on or
                     before July 1, 2001.

          (c) In respect of the Second Option Period, if any, Sponsor shall pay a sponsorship fee of Seven Hundred Fifty Thousand Dollars ($750,000.00), as follows:

               (i) Two Hundred Fifty Thousand Dollars ($250,000.00) on or before February 1, 2002;

               (ii) Three Hundred Thousand Dollars ($300,000.00) on or before April 15, 2002; and

               (iii) Two Hundred Thousand Dollars ($200,000.00) on or before
                     July 1, 2002.


     4. NONEXCLUSIVITY. Sponsor acknowledges and agrees that Sponsor is not the sole or exclusive sponsor of the Tour or any particular Tour event, and that Company shall be entitled to permit other persons or entities to act as sponsors of the Tour and/or any particular Tour event, or to refrain therefrom, in its sole discretion. Notwithstanding the foregoing, in respect of each Tour during the Term, (a) Sponsor shall be the official and exclusive title Sponsor and footwear and snowboard boot sponsor of the Tour for the Territory, (b) Company shall not grant sponsorship rights to Nike, Adidas, Sessions, Sims, Burton, Bonfire or 4 Square in respect of such companies' respective snow apparel lines; and (c) Vans shall have the right to approve any "presenting sponsor" of the Tour, which approval shall not be unreasonably withheld.

     5. CONTROL OF TOUR. Sponsor and Company acknowledge and agree that there exist certain difficulties in determining when the creative and production elements of the Tour should take precedence over Sponsor's promotional and marketing activities in connection with the Tour. Accordingly, the parties acknowledge that Company's decisions and actions as to the creative and production elements of the Tour shall take precedence over any promotional or other activities of Sponsor hereunder so long as: (i) those decisions and actions are in good faith and primarily for the purpose of enhancing and




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protecting the opportunities for the audience to enjoy the performances and exhibitions, (ii) such decisions and actions do not have a material adverse impact on Sponsor or Sponsor's rights hereunder, and (iii) provided that authorized representatives of Sponsor are present at the applicable venue and are available for consultation, Company shall consult with Sponsor as to such decisions and actions. Subject to the foregoing, Sponsor and its representatives agree to comply fully with Company's reasonable instructions and Company shall have sole and exclusive control over the concert performances, athletic exhibitions, Competitions (defined below) and all other aspects of the Tour. Company agrees to exercise reasonable efforts in making whatever arrangements are necessary to protect the creative aspects of the Tour while fulfilling the spirit and the goals of this Agreement with respect to Sponsor. In that connection, Sponsor shall no later than two (2) weeks before commencement of each Tour, consult with Company regarding the number, size, placement and other aspects of any signs, posters, banners or other visual items in order to minimize any conflict which may arise and coordinate the use of Sponsor's materials with those of other sponsors of such Tour. Sponsor agrees that in the event of any disagreement, Company's reasonable, good faith decision shall control.

     6. COMPANY'S USE OF SPONSOR'S MATERIALS. Company is hereby granted a limited, non-exclusive license to use the "Vans" name and logo (collectively, the "Name") in connection with: (a) the advertising and promotion of any Tour conducted during the Term, (b) any and all merchandise created and sold or otherwise distributed by Company in connection with any Tour conducted during the Term; (c) any phonorecords and/or audiovisual works relating to or concerning any Tour conducted during the Term, including (without limitation) those featuring musical, athletic, and/or other performances or footage from such Tours, and (d) any and all news items, press releases or other information in any media relating to any Tour conducted during the Term. Sponsor shall have the right to approve all uses of the Name by Company hereunder which are outside Company's ordinary course of practice with respect to the advertising, promotion and conduct of the Tour; provided that, such approval shall not be unreasonably withheld or delayed and provided further that, in the event Sponsor fails to either approve or disapprove a proposed use within five (5) business days of its receipt of a request for approval, such use shall be deemed approved. Except as expressly set forth herein, Company has no rights or obligations whatsoever with respect to the use of the Name. Company acknowledges that the Name is a registered trademark of Sponsor and that Sponsor is retaining all rights in the Name except as set forth in this Agreement. Company shall execute and deliver all documents requested by Sponsor which evidence Sponsor's rights in and to the Name, and hereby assigns to Sponsor all rights it may acquire in and to the Name except those specifically granted herein. Company will cause to appear on all materials associated with any Tour conducted during the Term on which the Name appears such legends, markings and notices as Sponsor may reasonably request in writing in order to preserve and protect Sponsor's rights in and to the Name. The license granted hereunder shall expire upon the termination of this Agreement, provided, however, with respect to any permissible use of the Name during the Term which is incidentally embodied in photographs, video tapes, and/or other media which are exploited after the Term, the license granted hereunder shall




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be perpetual.


     7. SPONSOR'S PROMOTIONAL ENTITLEMENT. Provided Sponsor has fulfilled all of its material obligations hereunder (specifically including payment of the Fee by no later than three (3) business days after written demand therefore) and is not in breach of this Agreement, Sponsor shall be entitled to the following during the Term and throughout the Territory in respect of each Tour conducted during the Term:

          (a) Company shall refer to the Tour in all press releases, advertising and promotions as "The Vans Warped Tour '00", "The Vans Warped Tour '01", or "The Vans Warped Tour '02" (as applicable), including (without limitation) in all television and radio advertisements, posters, flyers, and newspaper and magazine advertisements, and shall instruct and require all applicable third parties to do the same.

          (b) Sponsor shall have the right to identify itself as the exclusive title sponsor of the Tour in all of its national, regional, and local advertising (print, television, radio, and internet), on its website, corporate reports to shareholders or otherwise, and in its filings under the Securities Act of 1933 and Securities and Exchange Act of 1934.

          (c) Company shall provide to Sponsor ground space, approximately 20' by 20' in size, for an enclosed tent at each concert location of the Tour ("Tent"). Sponsor may conduct sampling, take surveys, display product, hang banners and sell Sponsor Merchandise (defined below) inside the Tent. Sponsor shall be solely responsible for the creation, set up, break down, operation and management of the Tent, and for all costs associated with the Tent and any activities conducted therein. Company shall, at no charge to Sponsor, arrange for internal transportation and lodging of four (4) people to staff Sponsor's Tent at each venue of the Tour, it being acknowledged and agreed that Sponsor shall be responsible for the transportation costs incurred in transporting such staff personnel to and from the first and last (as appropriate) concert venues of each Leg of the Tours. Company shall have no liability whatsoever for any loss or damage to the Tent, or to any materials, products and/or merchandise which Sponsor distributes, sells, and/or exhibits in the Tent or otherwise at concert venues during the Tour.

          (d) Subject to local restrictions at each concert location, if any, signage containing a mutually approved design, but at the very least indicating Sponsor's official, exclusive title sponsorship of the Tour, shall be displayed throughout the venue at each concert. Sponsor shall also be entitled to receive more favorable treatment than any other sponsor of the given Tour as to placement of signage bearing the Name, and shall receive approximately 80% of all signage space available to Company at each venue for such signage. Any signage placed "on stage," with the mutual approval of Company, Sponsor, and the artists appearing on such stage, shall be placed in such a way that it will not interfere with the artistic concepts of the performances nor in any way which will interfere with the sight lines of the audience. All costs incurred in connection with the creation of any signage bearing solely the Name shall be borne solely by Sponsor, it being




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acknowledged and agreed that all costs incurred in connection with the creation of any signage bearing the Name along with the name and/or logo of the Tours shall be borne solely by Company. Sponsor shall deliver all signage it desires to display on the Tour no later than ten (10) days prior to the commencement of each Tour to the locations designated by Company.

          (e) Company and its designees and licensees shall include the Name on all items of event merchandise (i.e., T-shirts, sweatshirts, hats and other wearing apparel, posters, stickers, and programs) created for the Tour and sold by or on behalf of Company at Tour venues. The parties acknowledge that all monies to be derived from the sale, distribution and exploitation of such merchandise shall be solely the property of Company and its designees and licensees.

          (f) Sponsor may sell up to eight (8) items of merchandise embodying the Name ("Sponsor Merchandise") at Tour venues throughout the Territory, which merchandise may not embody the name or logo of Company or the Tour. The price of each item of Sponsor Merchandise shall be designated by Sponsor. Sponsor shall be solely responsible for any and all costs and expenses relating to the creation, shipping, transportation, and vending of Sponsor Merchandise. Without limiting the generality of the preceding sentence, Sponsor shall be solely responsible for any and all "hall," "vendor," and other fees or amounts charged by any promoters or venue operators in connection with the sale of merchandise, and shall be obligated to pay the same fees as those paid by the artists performing on the Tour in respect of their own merchandise sales. Sponsor shall not endeavor in any way to negotiate or barter for lower "hall" or "vendor" fees than those imposed upon Company and the artists performing on the Tour. Sponsor acknowledges that Company does not carry insurance for, nor shall Company have any liability whatsoever for any loss of or damage to Sponsor Merchandise.

          (g) If Company publishes an official program for distribution at Tour concert venues, the Name shall appear on the front cover of such program, and Sponsor shall additionally receive, at no charge, a full-page, color advertisement in such program. The copy and artwork for such advertisement shall be provided by Sponsor. All other costs in connection with the creation, layout, and placement of such advertisement shall be borne by Company.

          (h) Company shall provide ground space for no more than two (2) 10' by 10' booths at each Tour venue for use by up to two (2) retail stores who are customers of Sponsor, as designated by Sponsor ("Retail Stores"). Company shall also provide each such Retail Store with ten (10) tickets and five (5) backstage passes for the applicable concert. Each Retail Store shall be solely responsible for the creation, set up, break down, operation and management of its booth, and for all costs associated with such booth and any activities conducted therein. No Retail Store shall have the right to sell or otherwise distribute any: (i) wearing apparel or product on which appears the name of Company and/or the name or logo of the Tour or any artwork, trademarks or service marks associated therewith, (ii) hats or shirts of any kind, or (iii) any other merchandise or




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materials which might conflict with Company's commitments to other sponsors of the Tour. Company shall have no liability whatsoever for any loss or damage to any Retail Store booth or any materials, products and/or merchandise distributed and/or exhibited therein, or any injury suffered by any personnel staffing a booth on behalf of a Retail Store.

          (i) If Sponsor decides to sponsor any so-called "VIP receptions" during any Tour (i.e., a party or other function attended by persons invited by Sponsor and Tour performers), Company shall use reasonable efforts to invite a reasonable number of Tour performers designated by Sponsor to attend such receptions. In connection with the foregoing, (i) all costs in connection with any such reception shall be borne solely by Sponsor, and (ii) in no event shall the failure or refusal by any Tour performer to attend any such reception(s) be deemed a breach hereof by Company. In connection with the foregoing, Company shall use reasonable efforts to provide to Sponsor an appropriate location at which such reception(s) may take place.

          (j) Sponsor shall sponsor street and vertical ramp amateur skateboarding competitions ("Competitions") at a minimum of twenty (20) selected venues in the Territory. Company shall, at its sole cost, handle all aspects of the formation, coordination and operation of such Competitions at the applicable Tour sites and at designated preliminary contest sites, including (without limitation) providing appropriate personnel, organizing preliminary competitions to obtain skaters, operating each Competition, obtaining all required permits, licenses and releases, and providing all skate courses and other material as necessary for the completion of each Competition.

          (k) Company shall use reasonable efforts to obtain, in respect of each Tour, television coverage by MTV, ESPN, Much Music, PBS and local television news affiliates in all markets where the Tour is conducted.

          (l) Company shall obtain the following or comparable advertising exposure in respect of each Tour:

               (i) Full page ads in TransWorld's SKATEboarding, SNOWboarding and Warp magazines;

               (ii) Purchase of no less than a combined minimum of Fourteen Thousand Dollars ($14,000.00) worth of radio airtime and print advertising in each of the markets in which the Tour is conducted; and

               (iii) Distribution of posters regarding the Tour to skate and snowboard shops, skate parks, action sport retailers and record stores in each market in which the Tour is conducted.

          (m) Company shall provide Sponsor with eighty (80) complimentary general admission tickets for each concert, twenty-five (25) of which shall be accompanied by backstage or VIP passes. Sponsor shall have the right to utilize all or part of the




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aforementioned tickets in connection with its sponsorship activities, including give-aways, contests, tie-ins, retailer give-aways and employee give-aways. Sponsor shall not sell or barter any such complimentary admission tickets or passes under any circumstances. Any tickets in excess of this complimentary allotment may be purchased by Sponsor at face value on an "as available" basis.

          (n) Subject to Company's approval in each instance of use, which approval shall not be unreasonably withheld or delayed, Sponsor is hereby granted a limited, non-exclusive license to use the name and logo of the Tour on the packaging of a promotional give-a-way item ("Promo Item") to be created, manufactured, and distributed by Sponsor in connection with each Tour, provided that (i) such use does not conflict with any of Company's existing or contemplated contractual obligations to third parties, (ii) Sponsor, at its sole expense, shall be responsible for obtaining any necessary rights from third parties with respect to a given Promo Item (including, without limitation, copyright, patent, and name and likeness clearances), and shall indemnify, defend and hold Company harmless from any claims, damages, or loss whatsoever in connection with or related to the creation, manufacture, and/or distribution of such Promo Items, and (C) such use is otherwise not misleading, improper or violative of the rights of any third party. Company shall not be entitled to any royalties or other compensation resulting from the creation, sale or distribution by Sponsor of any Promo Item.

          (o) Space and time permitting, Sponsor shall be allowed to have qualified representatives ("Sponsor Skaters") perform skateboard demonstrations on the Tour's vert ramp and street course at various Tour venues. The scheduling, frequency, location, and duration of any such demonstrations by Sponsors Skaters shall be within the reasonable discretion of Company. Company shall have the right to terminate any demonstration by any Sponsor Skater and/or forbid any future demonstrations by such Sponsor Skater if, in its sole, good faith judgment, Company determines that such Sponsor Skater does not possess the expertise to safely and competently perform on the vert ramp or street course (as applicable), or if such Sponsor Skater does not abide by the code of conduct applicable to all of the athletes performing on the Tour. Sponsor acknowledges that Company shall have no liability whatsoever for any injuries sustained or caused by Sponsor Skaters, and that Sponsor shall be solely responsible for any and all injuries to persons (including Sponsor Skaters) or loss or damage to property arising out of or in any way related to the acts and/or omissions of Sponsor Skaters. Sponsor shall also be solely responsible for the transportation, room and board required by Sponsor Skaters during the Tour. All Sponsor Skaters must sign a release of liability in favor Company prior to performing their first skateboard demonstration on the Tour.

          (p) Sponsor, its employees, agents, licensees, successors, assigns, contractors, suppliers and all those other persons and entities acting under its direction and supervision shall be permitted to enter Tour venues during Tour concerts for the purpose of creating audio-visual footage during Tour concerts by any and all means (whether now known or hereafter devised) and written content for use in connection with a daily "re-cap" of each Tour concert during the Term to be exhibited on Sponsor's website




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(www.vans.com) ("Sponsor's Site"), only. In this connection, Sponsor shall have the non-exclusive right to photograph and record, in context, the name, logo and/or trademark of Tour as same may be displayed at Tour venues during Tour concerts. Sponsor acknowledges and agrees that Company makes no representations, and grants no permissions whatsoever to Sponsor in connection with any such audio-visual footage, other than specified herein. Without limiting the generality of the foregoing sentence, Company makes no representations and grants no permissions whatsoever hereby with respect to: (i) the name, voice, and/or likenesses of any person(s) who may be present at Tour concerts or venues, or (ii) the name, logo(s), trademark(s), servicemark(s) or other intellectual property rights (including but not limited to copyrights) owned or controlled by any person or entity other than Company.

          (q) During the Term, Sponsor shall provide a link to the Tour website (www.warpedtour.com)("Tour Site") on Sponsor's Site, and Company shall provide a link to Sponsor's Site on the Tour Site.


     8. 2000 INTERNATIONAL TOUR RIGHTS. In the event Company should elect not to produce a Tour outside the Territory during calendar year 2000, Sponsor shall have the right to produce a 2000 Tour in one or more foreign territories ("2000 Foreign Tour") on the following terms and conditions:

          (a) Sponsor shall provide Company with written notice of Sponsor's intent to produce a 2000 Foreign Tour, which notice shall specify the foreign territory(ies) to be included in the 2000 Foreign Tour and the approximate starting and ending dates for the proposed 2000 Foreign Tour. Company shall have seven (7) business days from receipt of Sponsor's notice to inform Sponsor, in writing, of Company's intent to produce a 2000 Foreign Tour. In the event Company so notifies Sponsor, Sponsor shall have no right to independently produce a 2000 Foreign Tour. However, if Company fails to timely notify Sponsor of its intention to produce a 2000 Foreign Tour, Sponsor's right to produce same shall be deemed confirmed.

          (b) Company shall have reasonable approval over each of the following matters in connection with any 2000 Foreign Tour produced by Sponsor hereunder:

                    (i)       Promoters and venues for each proposed concert;

                    (ii)      Musical artists to perform each concert;

                    (iii) Key tour personnel, including but not limited to the tour manager and tour accountant; and

                    (iv) Advertising and promotional materials to be used in connection with the 2000 Foreign Tour.

Each of the foregoing shall be submitted, in writing, to Company for approval as soon as available, and Company shall have five (5) business days from receipt of any given submission to notify Sponsor of its detailed objection to the matter(s) contained therein.




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Failure by Company to timely object to any matter(s) so submitted shall be deemed Company's approval of the matter(s) submitted.

          (c) Sponsor shall have a limited, non-exclusive license to use the Tour's name and logo (collectively, the "Tour Name") in connection with the creation, advertising and promotion of any 2000 Foreign Tour permitted hereunder. Sponsor shall execute and deliver all documents requested by Company which evidence Company's rights in and to the Tour Name, and hereby assigns to Company all rights it may acquire in and to the Tour Name, by virtue of the conduct of the 2000 Foreign Tour or otherwise, except those specifically granted herein. Sponsor shall use its best efforts to insure that Company's rights in and to, and the integrity of, the Tour Name are preserved, including but not limited to causing to appear on all materials associated with any 2000 Foreign Tour on which the Tour Name appears such legends, markings and notices as are necessary to preserve and protect Company's rights in and to the Tour Name in any and all applicable territories.

          (d) Sponsor shall be solely responsible for all costs, expenses, and liabilities incurred in connection with producing the 2000 Foreign Tour. Without limiting the generality of the foregoing, Sponsor warrants and represents that it shall obtain and/or maintain adequate advertising and liability insurance policies to cover all activities undertaken by or on behalf of Sponsor, and/or its agents, licensees, or designees in connection with the 2000 Foreign Tour. Company shall be named as an additional insured on each of Sponsor's insurance policies relating to injuries to persons or property including, but not limited to, comprehensive general and public liability insurance, which Sponsor obtains in connection with the 2000 Foreign Tour, which policies shall be free of encumbrance(s) in the amount of at least Three Million Dollars ($3,000,000.00) for personal injury and Three Million Dollars ($3,000,000.00) for property damage, and shall be issued from qualified insurance carriers currently rated A minus or better by A.M. Best Company. Sponsor further warrants and represents that it shall comply with any local laws, tariffs, taxes and/or customs requirements in connection with the conduct of the 2000 Foreign Tour, and shall be solely responsible for any and all payments which may be due in connection therewith.

          (e) (i) Sponsor and Company shall split all "net profits" realized in connection with any 2000 Foreign Tour produced by Sponsor in accordance with this paragraph 8 on a 50/50 basis. For the avoidance of doubt, net losses, if any, shall be borne solely by Sponsor.

               (ii) For the purposes hereof, "net profits" shall mean all gross income, from whatever source, paid or credited to Sponsor (or to any person or entity owned by or affiliated with, in whole or in part, Sponsor) in connection with the 2000 Foreign Tour (including, without limitation, promoter guarantees, license fees, ticket sales, sponsorship and advertising revenues, food and drink concessions, merchandise sales, and the like), less all costs and expenses incurred by Sponsor in connection with the 2000 Foreign Tour (including, without limitation, sound, lights, air and ground transportation, band fees, crew salaries, per diems, food and accommodations, security, venue fees and




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charges, and all other documented, out-of-pocket costs). Sponsor shall pay
Company's share of net profits as soon as same have been ascertained, which shall, in no event, be later than ninety (90) days following the conclusion of the 2000 Foreign Tour.

               (iii) The receipt or acceptance by Company of any net profit payment(s) shall not prevent Company from subsequently challenging the amount or accuracy of such payment. Company shall have the right, at all commercially reasonable times, and upon ten (10) days prior written notice to Sponsor, to review, audit and make copies of, at Company's sole cost and expense, all of Sponsor's books, records and all other related materials in connection with the 2000 Foreign Tour. In the event that such inspection reveals an underpayment by Sponsor of actual net profits owed to Company, Sponsor shall immediately pay the deficient amount to Company. If the underpayment is in excess of fifteen percent (15%) of the amount of net profits due Company in respect of the 2000 Foreign Tour, Sponsor shall also reimburse Company for the cost of such inspection.


     9. COMPANY'S NAME AND LOGO. Except as expressly provided herein, it is acknowledged and agreed that all rights in and to Company's name and logo and the name and logo of the Tour (excluding the Name), as well as all artwork, trademarks, service marks and goodwill associated therewith, shall be owned and controlled exclusively by Company, and Sponsor shall have no right, title or interest therein or thereto.

     10. CANCELLATION OF THE TOUR. If for any reason any Tour is canceled after such Tour has begun to the effect that less than ninety percent (90%) of the scheduled concerts for such Tour(s) is performed, Sponsor's sole remedies shall be to:

          (a) Terminate this Agreement immediately without further responsibility for the payment of any yet unpaid Fees or payments hereunder; and

          (b) Receive a refund of that percentage of any Fee paid by Sponsor in respect of the cancelled Tour as ninety percent (90%) of the number of concerts remaining in such cancelled Tour, if any, at the time of cancellation bears to the total number of concerts previously confirmed for such Tour.


     11. WARRANTIES/REPRESENTATIONS/INDEMNITY/INSURANCE.

          (a) Each party represents and warrants that it has the right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform the duties and obligations described herein. Each party further represents and warrants that each shall not take any action which might prevent the exercise by the other party hereto of the rights granted to such other party nor shall either take any steps which may encumber the rights granted to the other. Each party further represents and warrants that




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there are no actions, suits, proceedings or investigations pending or (to the best of their knowledge) threatened against or affecting such party before any tribunal or investigative body which could adversely impact such party's performance under this Agreement, and that each has been duly formed and is adequately capitalized to perform its obligations hereunder.

          (b) Company hereby agrees to indemnify, defend and hold Sponsor, its officers, directors, agents, representatives, shareholders and employees harmless from and against any and all claims, suits, expenses, damages or other liabilities (including reasonable attorney's fees and court costs), arising out of: (i) the breach by Company of any of the representations and warranties made by Company in this Agreement or the failure by Company to fulfill any of its covenants set forth herein; (ii) subject to paragraph 11(c) below, any personal injury or property damage arising out of or in connection with an individual's attendance at any concert on the Tour; (iii) any liability for any expenses associated with the Tours except as provided herein; (iv) any misuse of the Name; and (v) any liability of any kind related to merchandise, products or services offered or supplied by Company. Company, at all times during the Term of this Agreement shall obtain and maintain at its sole expense, commencing upon commencement of each Tour, general and public liability insurance naming Sponsor as an additional insured party in the amount of at least Five Million Dollars ($5,000,000.00) for personal injury, Five Million Dollars ($5,000,000.00) for property damage, and Five Million Dollars ($5,000,000.00) for infringement claims relating to Company's acts relating to intellectual property rights. Company shall also at all times maintain adequate worker's compensation insurance as required in each jurisdiction in which the Tours are performed. Such insurance shall be non-cancelable during the Term hereof. Company shall provide Sponsor with copies of each of the above-described policies, all of which shall be issued from qualified insurance carriers currently rated "A minus" or better by A.M. Best Company. Such policies may not be modified without the consent of Sponsor, which may be withheld in its sole and absolute discretion.

          (c) Sponsor hereby agrees to indemnify, defend and hold Company, all Tour performers, all promoter(s) and all other sponsors of each Tour and their respective officers, directors, members, agents, partners, representatives, shareholders and employees harmless from and against any and all claims, suits, expenses, damages or other liabilities (including reasonable attorney's fees and court costs), arising out of: (i) the breach by Sponsor of any of the covenants, representations or warranties made by Sponsor in this Agreement, (ii) the use by Company of any materials supplied or created by Sponsor (including, without limitation, any signage, names, trademarks, trade names or logos), (iii) any action of any kind (including, without limitation, any action for personal injury or property damage) in respect of any material, product or service offered or supplied by Sponsor, except the Competitions, but specifically including any personal injury or property damage sustained or caused by Sponsor Skaters, and (iv) any claim or action of any kind (including, without limitation, any action for personal injury or property damage) in respect of the activities by or on behalf of Sponsor described in Section 7, above, or any activities by or on behalf of any Vans Sub-Sponsor. Sponsor, at all times during the Term




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of this Agreement, shall obtain and maintain at its sole expense, commencing upon commencement of each Tour, general and public liability insurance naming Company and its members as an additional insured parties in the amount of at least Three Million Dollars ($3,000,000.00) for personal injury, Three Million Dollars ($3,000,000.00) for property damage, and Three Million Dollars ($3,000,000.00) for infringement claims relating to Sponsor's acts relating to intellectual property rights. Sponsor shall also at all times maintain adequate worker's compensation insurance as required in each jurisdiction in which the Tours are performed and persons employed by Sponsor provide services or otherwise appear on behalf of Sponsor. Such insurance shall be non-cancelable during the Term hereof. Sponsor shall provide Company with copies of each of the above-described policies, all of which shall be issued from qualified insurance carriers currently rated "A minus" or better by A.M. Best Company. Such policies may not be modified without the consent of Company, which may be withheld in its sole and absolute discretion.


     12 PERMITS AND LICENSES.

          Company acknowledges and agrees that Company shall be fully responsible for and shall acquire or cause local concert promoters to so acquire, at its sole cost and expense, all licenses, permits, authorizations and insurance which may be required under federal, state or local law or regulations in order to legally conduct each concert of the Tours, the Competitions (if applicable), and any other activities by or on behalf of Company contemplated hereunder.


     13 SUBSEQUENT TOURS; NON-COMPETITION.

          (a) In the event that (i) Sponsor exercises its Options hereunder in respect of the 2001 and 2002 Tours and the Term hereof extends through the 2002 Tour, and (ii) Company determines to produce a "Warped Tour" subsequent to the 2002 Tour ("Next Tour"), Company shall for a reasonable time (not to exceed thirty (30) days from the date the Next Tour is publicly announced) negotiate in good faith solely with Sponsor with respect to the terms and conditions by which Sponsor may be the title and exclusive footwear and snowboard boot sponsor for the Next Tour. If Company and Sponsor are unable to reach agreement on such terms and conditions after such good faith negotiations and thereafter Company desires to enter into an agreement with a third party for the title sponsorship or footwear or snowboard boot sponsorship for the Next Tour, Company shall notify Sponsor of all material terms and conditions offered by such third party, and Sponsor shall have five (5) business days after receipt thereof to notify Company of its election to enter into an agreement on those terms and conditions offered by such third party. The foregoing rights shall apply for each successive Next Tour so long as Sponsor is the title sponsor or footwear or snowboard boot sponsor, as the case may be, of the immediately preceding Next Tour. If Sponsor is not the title sponsor or footwear or snowboard boot sponsor, as the case may be, of the Next Tour, Company shall have no further obligation on any succeeding Next Tour to negotiate with Sponsor with respect to title or other




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sponsorship of such Tour(s). Sponsor may, however, make an offer to sponsor a succeeding Next Tour, and if Company so desires, Company may negotiate with Sponsor concerning the title or other sponsorship of any such succeeding Next Tour.

          (b) Until December 31, 2000, Sponsor and its Affiliates shall not, directly or indirectly, engage in, invest in (other than ownership of 2% or less of the outstanding stock of any corporation listed on the New York Stock Exchange, American Stock Exchange, or any foreign stock exchange, or included in the National Association of Securities Dealers Automated Quotation System), own, operate, control, advise, manage, serve as a director, officer, member, manager, or employee of, or act as a consultant to, any Competing Tour in the Territory. Beginning January 1, 2001, so long as Sponsor is a title sponsor of the Tour, neither Sponsor nor any of its Affiliates shall be a title sponsor of any Competing Tour in the United States. If Sponsor does not exercise any of the Options under this Agreement, then neither Sponsor nor any of its Affiliates shall be a title sponsor of any Competing Tour in the United States for a period of one (1) year from the date that this Agreement shall terminate in accordance with its terms. The restrictions in the foregoing sentence shall not apply if Sponsor shall have exercised both Options hereunder, and this Agreement is not renewed or extended upon the expiration of the Second Option Period. For the purposes of this paragraph, only, all capitalized terms in this paragraph 13
(b), other than "Sponsor", "Options" and "Second Option Period", shall have the meanings ascribed to them in that certain Membership Interest Purchase Agreement by and among Launch Media, Inc., C.C.R.L., LLC, and Creative Artists Agency LLC, Codikow & Carroll, P.C., 4 Fini, Inc., and Vans, Inc., dated as of June 12, 2000.


     14 MISCELLANEOUS.

          (a) Notices by either party to the other shall be given by registered or certified mail, return receipt requested, to the respective addresses set forth on page 1, above.

          (b) This Agreement shall be construed under the laws of the State of California. The courts of the State of California located in the county of Los Angeles shall have exclusive jurisdiction over any and all claims, controversies, disputes and disagreements arising out of this Agreement or the breach thereof, and the parties hereto submit to the personal jurisdiction of such courts. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder hereof shall remain in full force and effect.

          (c) Neither party shall be liable for any failure of or delay in the performance of their respective obligations under this Agreement to the extent such failure or delay is due to circumstances beyond its reasonable control including (without limitation) fires, floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes, acts of any governmental, and/or any other acts of God or a public enemy, nor shall any such failure or delay give either party the right




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to terminate this Agreement. Each party shall use its best efforts to minimize the duration and consequence of any failure of or delay in performance resulting from a force majeure.

          (d) No breach by either party hereof shall be deemed material unless the other party shall give written notice of such purported breach to the breaching party and the breaching party has not cured such breach within thirty
(30) days after receipt of such written notice; provided, however, that Sponsor's failure to pay any portion of the Fee within three (3) days of written demand therefor, shall be deemed a material breach of this Agreement by Sponsor and, without limiting any other remedy available to it in the event of such breach, Company shall be entitled to suspend further performance of any of its obligations to Sponsor hereunder until such time as the Fee is paid.

          (e) This Agreement shall not be deemed to create any joint venture, partnership or agency between the parties hereto. It is understood that each party to this Agreement shall be independent of the other and that neither party shall have the right or authority to bind the other party.

          (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Nothing contained in this Agreement shall be construed to be for the benefit of or enforceable by any third party, including (without limitation) any creditor of either party.

          (g) This Agreement constitutes the complete agreement between the parties hereto on the subject matter hereof, and supersedes all prior or contemporaneous agreements between the parties, whether oral or written, including (without limitation) that certain Tour Title Sponsorship Agreement, dated as of January 1, 1998, between Sponsor and Company. This Agreement may not be modified or amended except by a written instrument duly executed by the party to be charged. The failure of either party to enforce any of said party's rights under this Agreement shall not be deemed a continuing waiver and said party may, within such time as provided by applicable law, enforce any and all such rights.

          (h) Except as specifically set forth herein, Sponsor shall not have the right to assign, sell, lease, license or sublicense, in whole or in part, any of its rights or obligations hereunder including (without limitation) Sponsor's right to post signage and hang banners at Tour venues, and Sponsor's right to ground space for the Tent.

          (i) This Agreement may be executed in counterparts with the same effect as if the parties executing such counterparts all have executed one counterpart as of the day and year first written above.



AGREED AND ACCEPTED:                        AGREED AND ACCEPTED:




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C.C.R.L., LLC, a California                 VANS, INC., a Delaware corporation
Limited Liability Company



By: /s/ David Codikow                       By: /s/ Craig E. Gosselin
    -------------------------                   ------------------------
    An authorized signatory                     An authorized signatory









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